SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    /x/

Filed by a Party other than the Registrant  /  /

Check the appropriate box:

/x / Preliminary Proxy Statement
/  / Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e) (2))
/  / Definitive Proxy Statement
/  / Definitive Additional Materials
/  / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Columbia U.S. Government Securities Fund, Inc.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x / No fee required
/  / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2)
     of Schedule 14A
/  / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     1)       Title of each class of securities to which transaction applies:
              ------------------------------------------------------------

     2)       Aggregate number of securities to which transaction applies:
              ------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              ------------------------------------------------------------

     4)       Proposed maximum aggregate value of transaction:
              ------------------------------------------------------------

     5)       Total fee paid:
              ------------------------------------------------------------

/  / Fee paid previously with preliminary materials.
/  / Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                  ------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:
                  ------------------------------------------------------------

         3)       Filing Party:
                  ------------------------------------------------------------

         4)       Date Filed:
                  ------------------------------------------------------------

                       Important News for Shareholders of
                     Columbia US Government Securities Fund


Dear Columbia Funds Shareholder,

The Board of Directors for the Columbia Funds is asking that you consider and approve a number of proposed changes to Columbia US Government Securities Fund. These changes are intended to increase the Fund's overall investment flexibility and performance potential.

Currently, the Fund's investment objective seeks preservation of capital and a high level of income by investing at least 80% of its assets in direct obligations of the U.S Government. However, the Fund's management and the Board of Directors believes shareholders would be better served if the investment objective were changed to seek a high level of current income consistent with a high degree of stability of principal by investing in a broader array of short-term fixed income instruments.

Other recommendations, which are discussed in the enclosed Proxy Statement, include changing the Fund's name and modifying the Fund's investment restrictions. The intent of changing the investment restrictions is to further improve the flexibility and performance potential of the Fund.

The attached Proxy Statement contains more complete information about this proposal. For your convenience a Question and Answer is enclosed and is desigend to respond to questions you may have. Please read them both carefully and cast your vote on the enclosed ballot. You can return your ballot in the postage-paid envelope or fax it toll-free to 1-888-776-9932. Of course, you are also free to join us at the Special Meeting of Shareholders on September 15, 2000, when the final votes are cast. If you have any questions about the Proxy Statement, please don't hesitate to call us at 1-800-547-1707. Remember, the Board recommends that you vote in favor of the proposal.

As always, we appreciate the opportunity to serve your investment needs.


Sincerely,



Jeff B. Curtis
President

               Columbia US Government Securities Fund Proxy Voting
                                 Shareholder Q&A

We encourage you to read the full text of the attached Proxy Statement and cast your vote as soon as possible. The following questions and answers are designed to provide an overview of the proposal that will be voted upon at the Special Meeting of Shareholders on September 15, 2000.

What is happening?
After careful consideration of shareholders' best interests, the Board of Directors of Columbia US Government Securities Fund is proposing that the name, investment objective and strategy of the Fund be modified as follows:

                  Current Name, Objective and Strategy:
                  Columbia US Government Securities Fund
                  --------------------------------------
                  "...seeks preservation of capital and a high level of income. The Fund invests in direct obligations of the U.S. Government, namely Treasury bills, notes and bonds, all of which must have a maturity of 3 years or less."

                  Proposed Name, Objective and Strategy:
                  Columbia Short Term Bond Fund
                  -----------------------------
                  "...seeks a high level of current income consistent with a high degree of stability by investing primarily in high quality, short-term fixed income securities."

Why is the Board recommending this change?
Changing the investment objective and strategy would allow the Fund's manager to invest in a much wider array of short-term, high quality bonds, including debt of federal agencies, investment-grade corporate bonds, asset-backed securities and mortgage related securities. The intent is to generate substantially higher income and potentially greater total return with little or no increased risk, thus attracting more investors to the Fund. As an added benefit, the greater the number of shareholders, the lower the operating costs of the Fund. Lower operating costs, of course, translate into better performance.

Why am I being asked to vote?
Because the investment objective and investment restrictions are considered "fundamental policies" of a Fund, as defined under the Investment Company Act of 1940 , which regulates investment companies such as Columbia Funds, any change to them requires shareholder approval. In addition, changing the Fund's name, to make it consistent with the Fund's new investment strategy, requires an amendment to the Fund's Articles of Incorporation, which also requires shareholders' approval.

How will the change in investment objective affect me as a shareholder?
The ultimate goal of changing the investment objective and strategy of Columbia US Government Securities Fund is to improve performance while assuming little or no additional risk.

What kind of improved performance could I expect?
No one can predict or guarantee future performance, but we do believe that changes to the Fund's investment objective and strategy will provide the Fund's management with the flexibility to pursue higher returns by investing in a broader array of short term, high quality instruments. In addition to the opportunity to earn better investment returns, shareholders of the Fund would also benefit from Columbia's 12 years of experience managing short-term bond portfolios.

Will I lose the tax benefit associated with investing in a fund that invests primarily in Government bonds?
For taxable investors living in high income tax states like Oregon, a fund investing primarily in government securities can provide relief from state taxes. However, we believe the potential yield advantage afforded by changing the Fund's investment objective and strategy will, over the long-term, more than offset the reduced state tax benefit. Furthermore, it is anticipated that the Fund, under the proposed change in strategy, will continue to invest between 0 and 30% of its assets in Government bonds, thus providing additional opportunity for state tax relief.

Will the investment fees be the same?
Absolutely. The investment advisory fee of 0.50% of net assets, which is paid by Columbia US Government Securities Fund to the Columbia Funds Management Company, will remain the same. Moreover, Columbia Funds Management Company is recommending that operating expenses, which were an additional 0.41% of net assets in 1999, be capped at 0.25%. These overall lower fees -- 0.75% versus 0.91% -- would further enhance the return potential of the Fund.

Why is my vote important?
As part owner of the Fund, it is important that you have an opportunity to approve any changes to the investment objective and investment restrictions. It is also important that as many shareholders as possible are represented in the voting process. To cast your vote, simply complete and return the enclosed ballot in the postage-paid envelope. You may also fax your ballot toll free to:
1-888-776-9932.

Who is paying for the proxy solicitation?
Columbia Funds Management Company will pay all costs of the proxy solicitation and the Special Shareholder Meeting on September 15. None of the costs associated with modifying the objective will be borne by Columbia US Government Securities Fund.

Whom do I call do I call for more information?
As always, if you have questions about the Columbia Funds, including this proxy solicitation, please call us toll-free at 1-800-547-1707, and one of our Investor Services Representatives will be happy to assist you.





























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

                 COLUMBIA U.S. GOVERNMENT SECURITIES FUND, INC.

                           --------------------------


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                         -------------------------------


To the Shareholders:

         Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Columbia U.S. Government Securities Fund, Inc. (the "Fund") will be held at the offices of Columbia Funds Management Company, 1300 SW Sixth Avenue, 5th Floor, Portland, Oregon 97201 on September 15, 2000 at 10:00 a.m., Pacific Time, for the following purposes:

         1. To (i) modify the Fund's investment objective, (ii) change certain fundamental policies and investment restrictions of the Fund, and (iii) change the name of the Fund.

         2. To transact any other business that properly comes before the Special Meeting or any adjournment or adjournments thereof.

         Shareholders of record at the close of business on August 1, 2000 are entitled to receive notice of and to vote at the Fund's Meeting and any adjournment thereof.

                                    By Order of the Board of Directors

                                    Mark A. Wentzien
                                    Secretary

August 15, 2000
Portland, Oregon

                             YOUR VOTE IS IMPORTANT

To vote your shares, please sign, date, complete and mail the enclosed proxy card promptly in the enclosed return envelope. You may also choose to return your proxy card(s) by toll-free fax at 1-888-776-9932.

                 COLUMBIA U.S. GOVERNMENT SECURITIES FUND, INC.

                       -----------------------------------


                                 PROXY STATEMENT

                       -----------------------------------


                         SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 15, 2000



         This proxy statement and form of proxy enclosed is furnished in connection with a solicitation of proxies by the Board of Directors of Columbia U.S. Government Securities Fund, Inc., an Oregon corporation (the "Fund"), to be voted at the Special Meeting of Shareholders (the "Special Meeting") of the Fund to be held on September 15, 2000 at 10:00 a.m., at the offices of Columbia Funds Management Company, 1300 SW Sixth Avenue, 5th Floor, Portland, Oregon 97201, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

         If the enclosed proxy card is properly executed and returned in time to be voted at the Special Meeting, the proxies named in the proxy cards will vote the shares represented by the proxy in accordance with the instructions marked on the proxy cards. Executed proxies that are unmarked will be voted for approval of the proposal described in this proxy statement. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Fund, to the attention of Mark A. Wentzien, Secretary, an instrument of revocation or a duly executed proxy card bearing a later date. The proxy may also be revoked by voting in person at the Special Meeting. A shareholder who attends the Special Meeting, however, is not required to revoke the proxy and vote in person. Each valid, unrevoked proxy will be voted at the Special Meeting in accordance with the instructions given in the proxy.

         The first mailing of this Proxy Statement and the related Notice of Special Meeting is expected to be mailed to shareholders of record on or about August 15, 2000. The principal executive offices of the Fund are located at 1301 S.W. Fifth Avenue, Portland, Oregon 97201-5601. Copies of the Fund's most recent Annual and Semi-Annual Reports are available upon request, without charge, by
(i) writing to the Fund at Columbia Financial Center, P.O. Box 1350, Portland, Oregon 97207-1350, (ii) calling toll free 1-800-547-1707, or (iii) visiting the Fund's Web site at www.columbiafunds.com or the Securities and Exchange Commission's Web site at www.sec.gov.

                       SHARES ENTITLED TO VOTE AND QUORUM

         The holders of record of shares (the "Shareholders") of the Fund as of the close of business on August 1, 2000, the record date for the determination of Shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"), are entitled to one vote for each share held and a fractional vote for a fractional share. As of the Record Date, there were 4,287,150 shares of common stock of the Fund issued and outstanding.

         A quorum for the conduct of business at the Special Meeting requires the presence, in person or by proxy, of holders of a majority of the outstanding shares of the Fund. If the necessary quorum to transact business or the vote required to approve any proposal described in this proxy statement is not obtained at the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting for a total of not more than 120 days in the aggregate to obtain a quorum or to permit further solicitation of proxies. Any adjournment with respect to any proposal may be approved by the affirmative vote of the holders of a majority of the Fund's shares present in person or by proxy at the Special Meeting, even though less than a quorum. The persons named as proxies will vote in favor of an adjournment those proxies they are entitled to vote in favor of such proposal, and will vote against any adjournment those proxies to be voted against such proposal.

         If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote, represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote Fund shares on a particular matter with respect to which the broker or nominee does not have a discretionary power) or is marked with an abstention (collectively, "abstentions"), the Fund shares represented thereby will be considered to be present at the Special Meeting for purposes of determining the existence of a quorum for the transaction of business. Abstentions will not constitute a vote "for" or "against" any proposal or adjournment to permit further solicitation of proxies, and will be disregarded in determining the "votes cast" on any proposal. Accordingly, abstentions effectively will be a vote against the proposal described in this proxy statement because the required vote is a certain percentage of the Fund's shares present or outstanding.

                             SOLICITATION OF PROXIES

         All costs of soliciting proxies for the Special Meeting, including printing and mailing expenses, will be borne by Columbia Funds Management Company, the Fund's investment adviser (the "Adviser"). Proxies will be solicited by use of the mails, and officers of the Fund, as well as employees of the Adviser and its affiliates, without additional compensation, may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to beneficial owners of the stock held in their names.

PROPOSAL 1:  MODIFICATION OF THE FUND'S INVESTMENT OBJECTIVE AND
             CHANGES TO THE FUND'S INVESTMENT RESTRICTIONS AND
             NAME

                                  INTRODUCTION

         The Fund's Board of Directors (the "Board") has determined that it is in the best interests of the Fund to broaden its investment flexibility in order to maximize the performance potential of the Fund by modifying the Fund's investment objective, investment strategy and certain of its investment restrictions. In addition, the Board has recommended changing the name of the Fund to the "Columbia Short Term Bond Fund, Inc." to more accurately reflect the proposed modified investment objective and investment strategy. Because the Fund's investment objective and investment restrictions discussed in this proxy statement are "fundamental policies" of the Fund, as defined under the Investment Company Act of 1940 (the "1940 Act"), changing them requires shareholder approval. Additionally, changing the name of the Fund requires amending the Fund's Articles of Incorporation, which requires shareholder approval. At a Board meeting of the Fund held on July 28, 2000, the Board approved the proposed changes and directed that a proposal be submitted to shareholders for approval.

         Accordingly, with this proxy statement, the Fund requests that shareholders vote to approve a proposal (the "Proposal") to

               o modify the Fund's investment objective and strategy,
               o modify the Fund's investment restrictions, and
               o change the name of the Fund.

The Proposal is discussed below in more detail.

Reasons for the Proposal

         The assets in the Fund peaked in 1995 at approximately $41.8 million and have declined since then to $35.5 million as of June 30, 2000--approximately the same amount of assets in the Fund in 1992. The Fund's Board of Directors believes the primary reason the Fund has not grown larger is because investors generally find other short term, fixed income securities more attractive than short term U.S. Treasury securities, primarily due to higher returns offered by these other short term, fixed income securities with only a very small increase in investment risk. The Fund's Board and management believe that by modifying the Fund's investment objective and investment strategy to allow the Fund to invest in all types of short term, fixed income securities--and not just obligations of the U.S. Government--total income to investors can be increased without materially increasing the risks of investing in the Fund.

         If the new investment objective and strategy result in an increase in Fund assets, the Fund's total expenses as a percentage of revenue will be reduced. The Fund's expense ratio in 1999 was 0.91%, composed of a 0.50% management fee and 0.41% in other expenses. As assets in the Fund grow this number should decrease. Until that occurs, if the Proposal is approved by shareholders, the Adviser has agreed to contractually limit the Fund's expense ratio to 0.75% of

Fund assets. The management fee would remain at 0.50%, but other expenses would be limited to 0.25% of Fund assets.

         The Fund's Adviser and its affiliates have a demonstrated ability to manage short term, fixed income securities. As of June 30, 2000, the Adviser and its affiliates managed portfolios of short term, fixed income securities for institutional clients worth approximately $500 million.

Modification of the Fund's Investment Objective and Strategy

         The Fund's current investment objective is to seek preservation of capital and a high level of income. To achieve this objective, the Fund invests at least 80% of its assets in direct obligations of the U.S. Government--Treasury bills, notes, and bonds, each with a maximum maturity of three years. The Fund's Board has approved, subject to shareholder approval, a modification to this investment objective and the investment strategy used by the Fund to achieve its investment objective to broaden the range of short term securities in which the Fund may invest.

         Under the proposed new investment objective, the Fund would seek to provide shareholders with a high level of current income consistent with a high degree of principal stability. The Fund will achieve this investment objective by investing primarily in high quality, short term fixed income securities of all types. The Fund's average portfolio duration will not exceed three years. Under normal conditions, the Fund will invest in:

                o obligations of the U.S. Government, its agencies and instrumentalities;
                o debt securities rated either AAA, AA, A or BBB by Standard and Poor's, Inc. ("S&P") or Aaa, Aa, A, or Baa by Moody's Investor Services, Inc. ("Moody's"); and
                o securities, if unrated, that are judged to be of comparable quality to the securities listed above.

To achieve its investment objective, the Fund expects to invest, under normal market conditions, at least 50 percent of the Fund's assets in

                o direct and indirect obligations of the U.S. Government, its agencies and instrumentalities; and
                o corporate debt securities rated in the two highest categories by S&P (AAA or AA) or Moody's (Aaa or Aa).

         Securities held by the Fund will include a variety of fixed income securities, such as bonds, debentures, notes, equipment trust certificates, short term obligations (those with maturities of 12 months or less), such as prime commercial paper and banker's acceptances, domestic certificates of deposit, obligations of, or guaranteed by, the U.S. Government and its agencies and instrumentalities, Government National Mortgage Association, mortgage-backed certificates and other similar securities representing ownership in a pool of loans, and repurchase agreements with banks or securities dealers relating to these securities.

         Under the Fund's proposed modified investment objective, the Fund would be permitted to invest the remaining 50% of its net assets in fixed income securities rated BBB by S&P or Baa by Moody's (or, if unrated, deemed to be of comparable quality). Although, under the proposed new investment objective, the Fund intends to invest primarily in high quality fixed income securities, the ability to purchase corporate debt securities rated BBB by S&P or Baa by Moody's will subject the Fund to a higher degree of credit risk than investing primarily in U.S. Government obligations. Securities rated BBB by S&P or Baa by Moody's are considered investment grade but are neither highly protected nor poorly secured. While these securities normally pay higher yields, they carry a greater degree of credit risk than higher quality securities because they involve potentially greater price variability. These securities are regarded as having adequate capacity to repay principal and pay interest. However, adverse economic conditions could lead to a weakened capacity to do so. In addition, up to 10% of the Fund's assets may be invested in lower grade debt securities rated BB or B by Moody's or Ba or B by S&P--commonly referred to as "junk bonds"--when the Adviser believes these securities present attractive investment opportunities despite their speculative characteristics.

         This modification to the Fund's investment objective and investment strategy would allow the Fund's portfolio manager to pursue a greater range of investment opportunities on behalf of shareholders. Management believes the proposed change will provide the Fund with more flexibility to pursue a higher level of current income consistent with a high degree of stability of principal.

Impact on Income Taxes

         Individuals, trusts, and estates who hold shares of the Fund are not subject to Oregon personal income tax on dividends properly designated by the Fund as derived from interest on U.S. government obligations. Other states that impose a personal income tax may also exempt certain taxpayers from tax on income derived from U.S. Government obligations. Under the proposed modified investment objective, dividends declared by the Fund and derived from interest on debt securities, other than direct obligations of the U.S. Government, will generally be subject to Oregon and, if applicable, other states' personal income tax. Under the new strategy, the Fund expects it will hold between zero to 30 percent U.S. Government obligations as opposed to the minimum of 80 percent now maintained by the Fund. Although there is no guarantee of investment performance, the Adviser believes the additional income the Fund can achieve by diversifying its investment objective and investment strategy will compensate investors who have, in the past, benefited from this tax advantage.

         If this proposal is approved by shareholders, it is anticipated that the Adviser will immediately begin to reposition the Fund's portfolio to take advantage of the increased flexibility in the Fund's investment strategy. In order to accomplish this, the Fund will be required to sell securities currently held in its portfolio. To the extent that there is a difference between the prices at which the Fund purchased securities and the prices at which the Fund sells securities to reposition the Fund's portfolio, the Fund will recognize capital gains, which will be passed along to shareholders. As of the date of this Proxy Statement, the amount of capital gains that would be recognized by the Fund as a result of repositioning its portfolio is very small, but such amount could increase if a dramatic or unforeseen change in interest rates were to occur before the Fund sells any portfolio securities.

Change to the Fund's Investment Restrictions

         Based upon the above changes, management believes it is desirable to add to, to delete, and to modify certain of the Fund's investment restrictions, which are fundamental policies. A list of the Fund's current investment restrictions is attached as Exhibit A, and a list of the proposed investment restrictions is attached as Exhibit B. These changes are being proposed to further enhance the Fund's investment flexibility in implementing its proposed modified investment objective. Management has compared the Fund's performance to other mutual funds that do not restrict investments to U.S. Treasury investments and believes that broadening the scope of permissible investments will enable the Fund to maximize its returns and to minimize volatility.

         In summary:

         o Investment restriction numbers 1 and 9 would not be changed.

         o Investment restrictions numbers 6, 7, and 10 would be eliminated.

         o Investment restriction numbers 2, 3, 4, 5, 8, 11, and 12 would be revised.

         o New investment restrictions proposed to be numbered 4, 6, 7, 10, 13, 14, 15, and 16 would be added.

         A summary of the proposed changes to the Fund's investment restrictions follows:

         Investment restriction No. 1, which prohibits the Fund from issuing senior securities, bonds, or debentures, would remain in place.

         Investment restriction No. 2, which prohibits the Fund from buying securities on margin, making short sales, and writing put or call options, would be revised to (a) allow the purchase of securities on margin only for use of short-term credit necessary for clearances of purchases and sales of portfolio securities, (b) allow margin deposits in connection with transactions in options, futures and options on futures, (c) permit the Fund to purchase or sell puts and calls, (d) delete the reference to short sales (which is included in proposed new investment restriction No. 16) and (e) prohibit purchases of certain property.

         Investment restriction No. 3, which prohibits the Fund from borrowing money in excess of 5 percent of its net asset value, would be revised to (a) allow borrowing from banks provided there is asset coverage of 300 percent after each borrowing, (b) permit transactions in options, futures, options on futures and other derivative instruments as described in the Fund's Statement of Additional Information, (c) permit the Fund to enter into repurchase agreements, dollar roll transactions and other economically similar transactions, (d) borrow money as a temporary measure for extraordinary or emergency purposes provided that such borrowings do not exceed 5 percent of the gross assets of the Fund, and (e) partially incorporate investment restriction No. 4.

         Investment restriction No. 4, which prohibits the Fund from pledging, hypothecating, or transferring, as security for indebtedness, any securities owned by the Fund except as in current investment restriction No. 3, would be
(a) revised to limit such transfer to 10 percent of the gross assets of the Fund valued at cost and (b) moved to investment restriction No. 3.

         Investment restriction No. 5, which prohibits the Fund from underwriting securities of other issuers that must be registered under the Securities Act of 1933 ("Securities Act") before they are sold to the public, would be revised to allow the Fund to acquire certain securities in those circumstances where, if the securities are later sold to the public, the Fund might be deemed an underwriter for purposes of the Securities Act.

         Investment restriction No. 6, which prohibits the Fund from purchasing securities other than direct obligations of the U.S. Government, would be deleted.

         Investment restriction No. 7, which prohibits the Fund from investing more than 10 percent of its total assets in repurchase agreements, would be deleted.

         Investment restriction No. 8, which prohibits the Fund from purchasing or selling real estate or real estate contracts, would be revised to (a) prohibit the Fund from purchasing or selling real estate, but (b) allow the Fund to purchase securities issues by companies that deal in real estate, mortgages or any interests therein.

         Investment restriction No. 9, which prohibits the Fund from purchasing or selling commodities or commodities contracts, would remain in place, but would be revised to allow the Fund to (a) purchase, sell or enter into financial futures contracts and options on futures contracts, (b) foreign currency forward contracts and options, and (c) any interest rate, securities-related or foreign currency hedging instruments and other derivative instruments, subject to compliance with any applicable provisions of federal securities and commodities laws.

         Investment restriction No. 10, which prohibits the Fund from purchasing securities with maturities in excess of three years from the date of purchase, would be deleted. The Fund will not have a restriction on the maturity of securities it purchases. However, the Fund's average portfolio duration will not exceed 3 years.

         Investment restriction No. 11, which prohibits the Fund from making loans to persons except in certain limited circumstances, would be revised to
(a) prohibit the Fund from making loans to persons (except by purchase of short-term commercial paper, bonds, debentures, repurchase agreements or other debt securities constituting part of an issue), but (b) allow the Fund to lend portfolio securities to broker-dealers or other institutional investors so long as the aggregate value of such loans does not exceed 33 1/3 percent of the Fund's total assets.

         Investment restriction No. 12, which prohibits the Fund from purchasing securities of other investment companies, would be revised to (a) limit such prohibition to open-end investment companies, and (b) specifically allow such purchases if permitted under Section 12(d)(1)(A) of the 1940 Act.

         New investment restriction No. 4 would prohibit the Fund from, with exception, concentrating investments in any industry.

         New investment restriction No. 6 would prohibit the Fund from purchasing illiquid securities if, at the time of purchase, more than 10% of the value of the Fund's net assets consist of such illiquid securities. Illiquid securities are securities that may not be sold or disposed of in the ordinary course of business within seven days at approximately the price used to determine a Fund's net asset value. Under current interpretations of the Staff of the Securities and Exchange Commission, the following instruments in which the Fund may invest will be considered illiquid: (1) repurchase agreements maturing in more than seven days; (2) restricted securities (securities whose public resale is subject to legal restrictions); (3) options, with respect to specific securities, not traded on a national securities exchange that are not readily marketable; and (4) any other securities in which the Fund may invest that are not readily marketable.

         Under interpretations issued by the Securities and Exchange Commission, the determination of the liquidity of restricted securities that can be resold to qualifying institutions pursuant to Rule 144A of the Securities Act ("Rule 144A securities") is a question of fact for the Fund's Board or Adviser. Under the supervision of, and according to guidelines established by, the Board, the Fund's Adviser will determine the liquidity of Rule 144A securities. Accordingly, any Rule 144A securities purchased by the Fund and determined by the Adviser to be liquid will not be subject to the Fund's 10 percent limitation on the investment in restricted or other illiquid securities.

         New investment restriction No. 7 would prohibit the Fund from purchasing the securities of any issuer if the purchase would cause the Fund to have more than 5 percent of its assets at market value invested in that issuer, with reference to 75 percent of the assets of the Fund. This restriction does not apply to obligations of the U.S. Government and its instrumentalities purchased by the Fund.

         New investment restriction No. 10 would prohibit the Fund from purchasing the securities of any issuer if such purchase would cause more than 10 percent of the outstanding voting securities of that issuer to be held in the Fund.

         New investment restriction No. 13 would prohibit the Fund from investing more than 5 percent of its total assets to be invested in companies that have a record of less than three years of continuous operation.

         New investment restriction No. 14 would prohibit the Fund from investing in companies to exercise control or management.

         New investment restriction No. 15 would prohibit the Fund from purchasing or retaining the securities of an issuer if (a) any of that issuer's officers or directors is an officer or director of the Fund or of the Fund's Adviser or (b) the Fund's officers, directors, and Adviser together beneficially own more than 5 percent of any class of securities of that issuer.

         New investment restriction No. 16 would generally prohibit the Fund from engaging in the short sale of securities except to the extent that the Fund owns other securities convertible into an equivalent amount of such securities.

         If the Proposal is approved, investment restrictions Nos. 1 through 16, set forth in their entirety on Exhibit B to this proxy statement, would be fundamental policies of the Fund which cannot be changed without a vote of the holders of a majority (as defined in the 1940 Act) of the Fund's outstanding shares.

Change of the Fund's Name

         The Board also has approved a change in the Fund's name to "Columbia Short Term Bond Fund, Inc." which is more descriptive of the Fund's proposed modified investment objective and management policies. Under Section 35 of the 1940 Act, an investment company is prohibited from using a name or title for its fund that is deceptive or misleading. Therefore, consistent with the provisions of Section 35 of the 1940 Act, if the shareholders approve the Proposal, the Fund's Articles of Incorporation would be amended to reflect the change of name from "Columbia U.S. Government Securities Fund, Inc." to "Columbia Short Term Bond Fund, Inc." which more accurately describes the Fund's modified investment objective.

         The Board Unanimously Recommends That You Vote "For" The Proposal To Modify The Fund's Investment Objective And Change To The Fund's Investment Restrictions And Name


                                  REQUIRED VOTE

         Approval of the Proposal described herein requires the affirmative vote of the lesser of:

                o 67% of the Fund's voting securities present at the Special Meeting, if the holders of more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or
                o    more than 50% of the Fund's outstanding voting securities.

If the Proposal is approved by shareholders of the Fund at the Special Meeting, it will be effective upon appropriate disclosure being made in the Fund's prospectus and statement of additional information.

                             ADDITIONAL INFORMATION

         Columbia Funds Management Company, located at 1301 S.W. Fifth Avenue, Portland, Oregon 97201, serves as the Fund's investment adviser.

         Provident Distributors, Inc. ("PDI") is the principal underwriter for the Fund. Columbia Financial Center Incorporated, with principal offices at 1301 S.W. Fifth Avenue, Portland, Oregon 97201, has entered into a broker dealer agreement with PDI to distribute the Fund's shares.

         Columbia Trust Company at 1301 S.W. Fifth Avenue, Portland, Oregon 97201 is the Fund's transfer and dividend crediting agent.

         U.S. Bank, N.A., located at 321 S.W. Sixth Avenue, Portland, Oregon 97208, acts as custodian of the Fund's investments.


              PRINCIPAL SHAREHOLDERS AND SHARES HELD BY MANAGEMENT

         As of August 1, 2000, the Company's directors and officers, as a group, beneficially owned less than 1% of the Fund's outstanding shares. To the knowledge of the Fund, as of the Record Date, there were no owners of 5% or more of the outstanding shares of the Fund.


                OTHER MATTERS TO COME BEFORE THE SPECIAL MEETING
                            AND SHAREHOLDER PROPOSALS

         Although the Notice of Special Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

         The Fund's Bylaws do not require that the Fund hold an annual meeting of shareholders. The Fund will be required, however, to call special meetings of shareholders in accordance with the requirements of the '40 Act to seek approval of, among other matters, new investment advisory contracts or a change in the Fund's fundamental policies, such as its investment objective or investment restrictions.

         Since the Fund does not hold regular meetings of shareholders, the anticipated date of the next shareholders meeting cannot be provided. Shareholders who wish to submit a proposal for consideration at a meeting of shareholders must deliver notice of the proposal within a reasonable time before the Fund mails its proxy materials. As of August 1, 2000, the Fund had not received any shareholder proposals and, thus, none is included in these proxy materials.

         It is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend the Special Meeting in person are urged to complete, sign, date and return his or her proxy card in the enclosed stamped envelope, or by fax to 1-888-776-9932.


                                            By Order of the Board of Directors,


                                            Mark A. Wentzien
                                            Secretary

Portland, Oregon
August 15, 2000

This is your ballot                                       Your vote is important

                     Columbia US Government Securities Fund
     Proxy for Special Meeting of Shareholders to be held September 15, 2000

Please use this ballot to vote on the proposed changes to Columbia US Government Securities Fund, as described in the attached proxy statement. In signing below, you appoint either Jeff Curtis or Mark Wentzien as proxies, with power of substitution, to represent and to vote, at the Special Meeting of Shareholders of the Columbia Funds, on September 15, 2000 at 10:00, and at any adjournments thereof, all shares you own of Columbia US Government Securities Fund, which you would be entitled to vote if you were represented in person. If you have questions, please call us toll-free at 1-800-547-1707.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the proxy will be voted for the proposal.

                                  Please vote!

[Registration here]

Please sign exactly as your name appears on this card.
If you are a joint owner, please ensure that each owner signs this ballot. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If the shareholder is a partner, please sign in the partnership's name.

-------------------------------------
Signature

-------------------------------------
Signature, if held jointly

-------------------------------------
Date

This proxy is solicited on behalf of the Board of Directors of the Columbia US Government Securities Fund. Each Fund's Board of Directors recommends that you vote IN FAVOR of the proposal.

Proposals:

1. Approve the Proposal to modify the investment objective of the Fund, change the fundamental investment restrictions of the Fund and change the name of the Fund.

To vote mark the box below in blue or black ink (Example   |XX|)
                                                           ----
         For               Against          Abstain
         ---               ---------        -------
         | |                  | |             | |
         ---                  ---             ---

2. In the discretion of such proxies, upon such other business as may properly come before the Special Meeting , or any adjournment(s) thereof.

                   Fax your ballot toll-free to 1-888-776-9932

                            Thank you for your vote!
Columbia Funds
PO Box 1350
Portland, OR 97207-1350

                                                                       EXHIBIT A

                         CURRENT INVESTMENT RESTRICTION


         The Columbia U.S. Government Fund's current investment restrictions read as follows:

The U.S. Government Securities Fund may not:

         1.       Issue senior securities, bonds, or debentures.

         2. Buy securities on margin, make short sales, or write put or call options.

         3. Borrow money in excess of 5 percent of its net asset value. Any borrowing must only be temporarily from banks or other lending institutions for extraordinary or emergency purposes.

         4. Pledge, hypothecate, or transfer in any manner, as security for indebtedness, any securities owned by the Fund, except as necessary in connection with borrowings described in subparagraph 3 above. Any such pledge, hypothecation, or transfer may not exceed 10 percent of the Fund's total assets, at the lesser of cost or market value.

         5. Underwrite securities of other issuers or acquire securities that must be registered under the Securities Act of 1933, as amended, before they may be sold to the public.

         6. Purchase securities that are other than direct obligations of the U.S. Government and repurchase agreements with respect to those obligations.

         7. Invest more than 10 percent of total assets in repurchase agreements.

         8. Purchase or sell real estate or real estate contracts, including futures contracts.

         9. Purchase or sell commodities or commodities contracts, including futures contracts.

         10. Purchase securities with maturities in excess of three years from the date of purchase.

         11. Make loans to other persons except by purchase of debt obligations in which the Fund may invest and repurchase agreements with respect to those obligations.

         12.      Purchase securities of other investment companies.

                                                                       EXHIBIT B

                        PROPOSED INVESTMENT RESTRICTIONS

         If approved by shareholders, the investment restrictions of the Columbia Short Term Bond Fund (formerly known as the U.S. Government Securities Fund) would read as follows:

         The Prospectus sets forth the investment objective and principal investment strategy applicable to the Fund. The following is a list of investment restrictions applicable to the Fund. If a percentage limitation is adhered to at the time of the investment, a later increase or decrease in percentage resulting from any change in value or net assets will not result in a violation of such restriction, provided, however, at no time will the Fund's investment in illiquid securities exceed 15% of its net assets. The Fund may not change these restrictions without a majority vote of the outstanding securities of the Fund of (i) 67 percent or more of the shares present or represented by proxy at the meeting (if the holders of more than 50 percent of the outstanding shares are present or represented by proxy) or (ii) more than 50 percent of the outstanding shares, whichever is less.

The Fund may not:

         1.       Issue senior securities, bonds, or debentures.

         2. Buy any securities or other property on margin except for use of short-term credit necessary for clearance of purchases and sales of portfolio securities, but it may make margin deposits in connection with transactions in options, futures, and options on futures or purchase or sell puts or calls, or confirmations thereof.

         3. Borrow money, issue senior securities, or pledge, mortgage or hypothecate its assets, except that the Fund may (i) borrow from banks, but only if immediately after each borrowing there is asset coverage of 300 percent, (ii) enter into transactions in options futures, options on futures, and other derivative instruments as described in the Prospectus and this Statement of Additional Information (the deposit of assets in escrow in connection with the writing of covered put and call options and the purchase of securities on a when-issued or delayed delivery basis, collateral arrangements with respect to initial or variation margin deposit for futures contracts and commitments entered into under swap agreements or other derivative instruments, will not be deemed to be pledges of the Fund's assets), (iii) enter into reverse repurchase agreements, dollar roll transactions or economically similar transactions to the extent its commitment under such transaction is covered by the segregation of assets, and (iv) borrow money as a temporary measure for extraordinary or emergency purposes provided that such borrowings do not exceed 5 percent of the gross assets of the Fund valued at the lesser of cost or market value, and the Fund does not pledge, mortgage, or hypothecate assets valued at market to an extent greater than 10 percent of the gross assets valued at cost of the Fund.

         4. Concentrate investments in any industry. However, it may (a) invest up to 25 percent of the value of its total assets in any one industry,
(b) invest up to 100 percent of the value of its total assets in securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, and (c) invest for defensive purposes up to 80% of the value of its total assets in certificates of deposit (C/D's) and banker's acceptances with maturities not greater than one year. C/D's and banker's acceptances will be limited to domestic banks that have total assets in excess of $1 billion and are subject to regulatory supervision by the U.S. Government or state governments. Commitments to purchase securities issue or guaranteed by the U.S. Government or its agencies or instrumentalities on a "when-issued" basis may not exceed 20 percent of the total assets of the Fund. Emphasis on investments in securities of a particular industry will be shifted whenever the adviser determines that such action is desirable for investment reasons. The Trustees will periodically review these decisions of the adviser.

         5. Underwrite securities of other issuers, except the Fund may acquire portfolio securities in circumstances where, if the securities are later publicly offered or sold by the Fund, it might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "1933 Act").

         6. Purchase illiquid securities, if upon the purchase more than 10% of the value of the Fund's net assets would consist of such illiquid securities.

         7. Purchase the securities of any issuer if the purchase, at the time thereof, would cause more than 5 percent of the value of its total assets at market value to be invested in the securities of that issuer (other than obligations of the U.S. Government and its instrumentalities), with reference to 75 percent of the assets of the Fund.

         8. Buy or sell real estate. However, the Fund may purchase or hold securities issued by companies, such as real estate investment trusts, that deal in real estate or interests therein, and participation interests in pool of real estate mortgage loans.

         9. Buy or sell commodities or commodities contracts or oil, gas or mineral programs, except that the Fund may purchase, sell or enter into financial futures contracts and options on future contracts, foreign currency forward contracts, foreign currency options, or any interest rate, securities-related or foreign currency related hedging instrument, including swap agreements and other derivative instruments, subject to compliance with any applicable provisions of the federal securities or commodities laws.

         10. Purchase the securities of any issuer if the purchase, at the time thereof, would cause more than 10 percent of the outstanding voting securities of that issuer to be held in the Fund.

         11. Make loans to other persons (except by purchase of short-term commercial paper, bonds, debentures, repurchase agreements or other debt securities constituting part of an issue). The Fund may lend portfolio securities to broker-dealers or other institutional investors if, as a result thereof, the aggregate value of all securities loaned does not exceed 33 1/3 percent of its total assets.

         12. Purchase securities of other open-end investment companies, except as permitted by Section 12(d)(1)(A) of the 1940 Act.

         13. Invest in the securities of any company if the purchase, at the time thereof, would cause more than 5 percent of the value of the Fund's total assets to be invested in companies which, including predecessors and parents, have a record of less than three years of continuous operation.

         14.      Invest in companies to exercise control or management.

         15. Purchase or retain securities of an issuer, any of whose officers or directors of security holders is an officer or director of the Fund or of its adviser if, or so long as, the officers and directors of the Fund and of its adviser together own beneficially more than 5 percent of any class of securities of the issuer.

         16. Engage in short sale of securities except to the extent that it owns other securities convertible into an equivalent amount of such securities. These short sales may only be made to protect a profit in or to attempt to minimize a loss with respect to convertible securities. In any event no more than 10 percent of the Fund's net assets valued at market may, at any time, be held as collateral for such sales.